EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                                 YEAR ENDED
                                                                 YEAR ENDED     MAY 31, 1996
                                                                  MAY 31,       PRO FORMA AS
                                                                    1996        ADJUSTED(1)
                                                                 ----------     ------------
      Average shares outstanding assuming conversion of
         preferred stock........................................  3,969,000       6,069,000
      Net effect of dilutive stock options and warrants(2)......    617,175         617,175
                                                                 ----------      ----------
      Total.....................................................  4,586,175       6,686,175
      Net income................................................ $1,762,344      $3,018,916
                                                                 ----------      ----------
      Per share amount.......................................... $     0.38      $     0.45
                                                                 ==========      ==========


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(1) See Pro Forma Statement of Income


(2) Based on the treasury stock method using the average market price for warrants and options granted more than one year from the initial filing of the Offering and the anticipated Offering price of $12 per share for options granted within one year of the initial filing of the Offering.